Exhibit 99.1

The Allied Defense Group, Inc.

For More Information, Contact:
Maria Walker
Investor Relations
703-847-5268

THE ALLIED DEFENSE GROUP ANNOUNCES NOTICE OF DELISTING

VIENNA, Virginia, September 9, 2010 – The Allied Defense Group, Inc. (NYSE Amex: ADG) today announced that on September 2, 2010, The Allied Defense Group, Inc. (the “Company”) received a staff determination letter (the “Staff Determination”) from NYSE Amex LLC (the “Exchange”) indicating that the Company no longer complies with the requirements for continued listing set forth in NYSE Amex LLC Company Guide Section 1003(c)(i) as a result of the sale of substantially all of the Company’s assets as previously reported by the Company on a Form 8-K filed on September 2, 2010, and that shares of the Company’s common stock are, therefore, subject to being delisted from the Exchange. The Company does not intend to appeal the Staff Determination.

The Exchange has notified the Company that if the Company does not appeal the Staff Determination, the determination will become final on September 10, 2010, and the Exchange will suspend trading of the Company’s common stock and submit an application to the Securities and Exchange Commission to strike the Company’s common stock from listing and registration on the Exchange in accordance with Section 12 of the Securities and Exchange Act of 1934 and the rules promulgated thereunder. The exchange has advised us that September 17, 2010 will be the last trading day of our common stock on the exchange.

The Company will explore alternative marketplaces in which its common stock is eligible to trade, but there can be no assurance that the Company will seek or find any such alternatives.

Additional Information and Where to Find It

This communication may be deemed to be a solicitation of proxies from the stockholders of ADG in connection with the proposed dissolution of ADG. ADG has filed a definitive proxy statement and relevant documents concerning the proposed dissolution. The proxy statement was mailed on or about July 28, 2010 to the stockholders of record as of July 26, 2010. A supplement to the proxy statement describing developments relating to the dissolution proposal was mailed to the same stockholders of record on or about August 26, 2010. Investors and security holders of ADG are urged to read the proxy statement, the proxy statement supplement and any other relevant documents filed with the SEC because they contain important information about ADG and the proposed dissolution. The proxy statement and any other documents filed by ADG with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ADG by contacting Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268. Investors and security holders are urged to read the proxy statement, the proxy statement supplement and the other relevant materials before making any voting or investment decision with respect to the proposed asset sale.

Safe Harbor for Forward-Looking Statements

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by ADG with the SEC.